Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Decarbonization Plus Acquisition Corporation IV of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Decarbonization Plus Acquisition Corporation IV in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:March 12, 2021

/s/Jennifer Aaker

Jennifer Aaker